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To Columbia Gas Investors:

Columbia Gas has taken a major step forward in its efforts to emerge from Chapter 11. The reorganization plans filed with the Bankruptcy Court on April 17 are the result of months of careful and complex negotiations with representatives of the many diverse constituencies involved in these proceedings. Columbia's Management and Board of Directors feel these plans represent sound business solutions and believe they will be approved by creditors and by shareholders. None of the official bankruptcy committees opposes the plans.

The following are material excerpts from Columbia's press release issued when the plans were filed. Information on developments regarding the plans will be available through recorded messages on the Stockholder Information line 1-800-863-5331.

 COLUMBIA GAS SYSTEM, COLUMBIA TRANSMISSION FILE CHAPTER 11 REORGANIZATION PLANS

The Columbia Gas System, Inc., and its principal pipeline subsidiary, Columbia Gas Transmission Corporation, today (April 17) filed separate reorganization plans and disclosure statements with the U. S. Bankruptcy Court for the District of Delaware. The Parent Company plan proposes total distributions of approximately $3.6 billion to its creditors, which includes $2.3 billion in payment of the Corporation's pre-petition debt and $1.1 billion of interest on that debt. Columbia Transmission's filing, which is supported financially by the Parent Company, amends the plan it filed January 18, 1994, and proposes a total distribution of approximately $3.9 billion to its creditors, including approximately $2.2 billion to the Parent Company to resolve its secured and unsecured debt claims; about $1.2 billion to resolve producer claims, and about $300 million to resolve other third party claims. The two companies, which have been operating as debtors-in-possession since July 31, 1991, also asked the Bankruptcy Court to extend their exclusive periods for filing plans to October 16, 1995, and soliciting acceptances to December 18, 1995.

Distributions under the two plans are projected to take place prior to December 31, 1995. Columbia Gas System Chairman and CEO John H. Croom said he is optimistic that all necessary creditor, judicial, regulatory and shareholder approvals for the plans can be obtained by that date. He also said he expects the Corporation will emerge with investment-grade debt ratings.

SETTLEMENT AGREEMENTS - The plans incorporate terms of an agreement in principle reached with virtually all of Columbia Transmission's major producer creditors and a settlement with its firm service customers. The producer agreement reflects settlements and minimum distributions for claims filed against Columbia Transmission by 18 major gas producers and a group of Appalachian producers. These producers represent in excess of 80 percent of the approximately $1.2 billion that Columbia Transmission's reorganization plan proposes to distribute to producer creditors to resolve all producer claims. Producers who reject the settlement offers will be free to litigate their claims and will receive the same percentage payout on their claims, when and if ultimately allowed, as received by the settling producers. The producer agreement in principle requires that the Bankruptcy Court approve the claim settlements by October 27, 1995 and that the distributions under the plan occur by June 28, 1996. The plan also incorporates a major settlement between Columbia Transmission and its firm service customers on numerous Order 636 transition cost, rate and bankruptcy matters.

PARENT COMPANY PLAN - The Parent Company plan proposes paying creditors the full amount of their principal balances and accrued pre-petition interest, post-petition interest and interest on overdue interest through distribution of: about $900 million in cash, to be funded by new bank debt; about $2.1 billion in new debt securities, with maturities ranging from five to 30 years; and about $200 million in preferred stock and $200 million in dividend enhanced convertible securities. The interest rate on the proposed new debt securities and the dividend rates and other financial terms of the proposed new equity securities will be based on market levels at the time of emergence.

COLUMBIA TRANSMISSION PLAN - The distribution of approximately $3.9 billion proposed in Columbia Transmission's amended plan reflects a comprehensive settlement. This settlement monetizes the enterprise value of Columbia Transmission and provides for a Parent Company guarantee of all third party distributions required under the plan, including the customer settlement, along with other considerations for the retention of Columbia Transmission as a wholly-owned subsidiary of the Parent Company and the resolution of litigation over the intercompany claims, producer and other creditor claims and various other issues. Confirmation of the plan would terminate pending litigation challenging the status of secured and unsecured debt Columbia Transmission owes the Parent Company and certain other intercompany transactions.

Columbia Transmission's amended plan proposes paying: 100 percent of all priority and administrative claims which amount to approximately $255 million; 100 percent of the Parent Company's secured claim of approximately $2 billion, including interest, which will be funded with new debt securities of reorganized Columbia Transmission and all of its equity; 100 percent of all unsecured claims of $25,000 or less which amount to approximately $8 million; approximately $40 million which represents 72.5 percent of all trade and other miscellaneous unsecured creditor claims in excess of $25,000; approximately $160 million in customer refunds as provided under terms of the settlement agreement between Columbia Transmission and its firm service customers and certain other parties; 72.5 percent of the Parent Company's $351 million unsecured claim; and 72.5 percent of the settlement values listed in the plan to resolve claims filed by producers whose gas supply contracts were rejected or who have pre-petition claims under those contracts in excess of $25,000. Total payout to producers is projected to be about $1.2 billion.

The precise level of the distributions to producers and their total amount depends on the ultimate outcome of litigation with producers who decline the settlements offered to them in Columbia Transmission s plan and establish claims that are higher or lower than those projected in the plan. Columbia Transmission s plan provides that until the total amount of contested producer claims is established, five percent of the amount distributable to all settling producer claimants will be withheld. This will be used on a 50/50 basis with a like contribution by reorganized Columbia Transmission to fund distributions on contested producer claims in excess of those contemplated by the plan. Any recoveries after the holdback fund is exhausted would be funded entirely by Columbia Transmission, backed by the Parent Company s guarantee.

APPROVAL PROCESS - The next steps in the bankruptcy process are for the Bankruptcy Court to approve the producer settlement and the customer settlement and the two companies' disclosure statements. In addition, the Parent Company plan and the Parent Company's financial participation in Columbia Transmission's plan require Securities and Exchange Commission approval under the Public Utility Holding Company Act. FERC approval of the customer settlement is also necessary. After obtaining these approvals, some of which can occur concurrently, the Parent Company will send a copy of its reorganization plan and disclosure statement and a report of the SEC to each of its creditors and shareholders for voting purposes. Columbia Transmission will also send its reorganization plan and disclosure statement to its creditors for voting purposes. The companies believe that all regulatory, judicial, creditor and shareholder approvals can be obtained in order that distributions can take place prior to December 31, 1995.

This letter supplements the Annual Report and Proxy Statement previously mailed to stockholders. It is important that all stockholders vote at the Annual Meeting. Those who have not voted are urged to do so. Stockholders wishing to vote or change their vote may call Harris Trust at 1-800-296-3913 to request a proxy card.